Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-154173

Pricing Supplement to the Prospectus dated April 6, 2009,

the  Prospectus Supplement dated April 6, 2009,

and the Prospectus Supplement No. 255 dated December 11, 2009 — No. 327

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $9,000,000 Buffered Index-Linked Notes due 2018 (Linked to the S&P 500® Index)

The notes will pay an annual payment at a rate of 2.34% per annum on November 1 of each year, commencing on November 1, 2010 and ending on the stated maturity date (November 1, 2018, subject to adjustment). The amount that you will be paid on your notes on the stated maturity date is based on the performance of the S&P 500® Index (which we refer to as the index or underlier) as measured from the trade date to the determination date (October 29, 2018, subject to adjustment). If the index return (defined below) is less than -26%, you could lose your entire investment in the notes.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final index level (determined on the determination date, subject to adjustment) from the initial index level (1164.30), which we refer to as the index return. The index return may reflect a positive return (based on any increase in the index level over the life of the notes) or a negative return (based on any decrease in the index level over the life of the notes). On the stated maturity date, for each $1,000 face amount of your notes:

•

if the index return is positive (the final index level is greater than the initial index level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the index return times $1,000;

•

if the index return is zero or negative but not below -26% (the final index level is equal to or less than the initial index level but not by more than 26%), you will receive an amount in cash equal to $1,000; or

•

if the index return is negative and is below -26% (the final index level is less than the initial index level by more than 26%), you will receive an amount in cash that is equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.35135 times (b) the sum of the index return plus 26% times (c) $1,000. You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the index on any day other than the determination date. You could lose your entire investment in the notes. A percentage decrease of more than 26% from the initial index level to the final index level will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes, potentially to $0. In addition, the notes will pay an annual payment at a rate of 2.34% per annum on November 1 of each year, commencing on November 1, 2010 and ending on the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the buffered index-linked notes found in “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-45 of the accompanying prospectus supplement no. 255.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through March 22, 2013. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 255 and “Additional Risk Factors Specific to Your Notes” on page PS-8 of this pricing supplement so that you may better understand those risks.

Original issue date (settlement date): March 25, 2010

Original issue price: 100% of the face amount

Underwriting discount: 0.40% of the face amount

Net proceeds to the issuer: 99.60% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman, Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Pricing Supplement dated March 22, 2010.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 255” mean the accompanying prospectus supplement no. 255, dated December 11, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-45 of the accompanying prospectus supplement no. 255.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Index, as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 255:

•	type of notes: notes linked to a single underlier

•	exchange rates: not applicable

•	buffer level: yes, as described below

•	cap level: not applicable

•	averaging dates: not applicable

•	redemption right or price dependent redemption right: not applicable

Face amount: each note will have a face amount of $1,000; $9,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•

if the final underlier level is greater than the initial underlier level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the underlier return;

•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final underlier level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level: 1164.30

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-52 of the accompanying prospectus supplement no. 255 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Discontinuance or Modification of an Underlier” on page S-53 of the accompanying prospectus supplement no. 255

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 100%

Buffer level: 74% of the initial underlier level

Buffer amount: 26%

Buffer rate: The quotient of the initial underlier level divided by the buffer level, which equals approximately 135.135%

Trade date: March 22, 2010

Original issue date (settlement date): March 25, 2010

Stated maturity date: November 1, 2018, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-50 of the accompanying prospectus supplement no. 255

Determination date: October 29, 2018, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-50 of the accompanying prospectus supplement no. 255

Annual payment: 2.34% per annum

Annual payment dates: November 1 of each year, commencing on November 1, 2010 and ending on the stated maturity date; if an annual payment date (other than the annual payment date falling on the stated maturity date) falls on a day that is not a business day, the annual payment due on such annual payment date will be postponed to the next day that is a business day; provided that the annual payment due with respect to such annual payment date shall not accrue from and including such annual payment date to and including the date of payment of such annual payment as so postponed. The final annual payment will be paid on the stated maturity date; provided that if the stated maturity date does not occur on November 1, 2018, the annual payment date scheduled to be paid on the stated maturity date will instead occur on the postponed stated maturity date. No additional annual payment will accrue from and including November 1, 2018 to and include the postponed stated maturity date, if the stated maturity date is so postponed

Annual payment day count convention: the annual payment will be computed on the basis of a 360-day year of twelve 30-day months

Record date: for the annual payment dates specified above, five business days prior to the relevant annual payment date

Payment mechanics for the annual payment: the annual payment will be calculated and paid in the same manner as would an interest payment, as described in “General Terms of the Non-Principal Protected Underlier-Linked Notes — Manner of Payment” on page S-55 of the accompanying prospectus supplement no. 255, “Description of Notes We May Offer — Interest Rates — Fixed Rate Notes” on page S-8 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” on page 27 of the accompanying prospectus

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Closing Level” on page S-56 of the accompanying prospectus supplement no. 255

Business day: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Business Day” on page S-56 of the accompanying prospectus supplement no. 255

Trading day: as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Trading Day” on page S-56 of the accompanying prospectus supplement no. 255

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-61 of the accompanying prospectus supplement no. 255

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize each note for all tax purposes as an income bearing pre-paid forward contract in respect of the underlier index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255

ERISA: as described under “Employee Retirement Income Security Act” on page S-69 of the accompanying prospectus supplement no. 255

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-70 of the accompanying prospectus supplement no. 255; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $26,500

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38145W691

ISIN no.: US38145W6912

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the underlier. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-33 of the accompanying prospectus supplement no. 255 and “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page PS-8 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Participation rate	100.00%

Buffer level	74% of the initial underlier level

Buffer rate	approximately 135.135%

Buffer amount	26%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above. The final annual payment is not included in the amounts in the right column.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	150.00%
125.00%	125.00%
115.00%	115.00%
110.00%	110.00%
100.00%	100.00%
95.00%	100.00%
80.00%	100.00%
74.00%	100.00%
70.00%	94.59%
50.00%	67.57%
25.00%	33.78%
0.00%	0.00%

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, the payment amount that we would deliver on your notes at maturity would be approximately 33.78% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 66.22% of your investment. In addition, if the final underlier level were determined to be 150.00% of the initial underlier level, the payment amount that we would deliver on your notes at maturity would be 150.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would gain 50.00% on your investment.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date (excluding the final annual payment), if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 74.00% (the section left of the 74% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-37 of the accompanying prospectus supplement no. 255.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” in the accompanying prospectus supplement no. 255. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through March 22, 2013. After March 22, 2013, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-37 of the accompanying prospectus supplement no. 255.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-37 of the accompanying prospectus supplement no. 255.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of approximately 1.35135 times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as income bearing prepaid forward contracts, which could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-63 of the accompanying prospectus supplement no. 255 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

If You Are a United States Alien Holder We Intend to Withhold on the Annual Payments Made to You at a 30% Rate or at a Lower Rate Specified by an Applicable Income Tax Treaty

The United States federal income tax treatment (including the applicability of withholding) of the annual payments on the notes is uncertain. In the absence of further guidance, if you are a United States Alien Holder as defined under “Supplemental Discussion of Federal Income Tax Consequences — United States Alien Holders” on page S-67 of the accompanying prospectus supplement no. 255, we intend to withhold on the annual payments (including any annual payments on your notes at maturity) made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty. We will not make payments of any additional amounts. For further details (including how to claim a reduced treaty rate for withholding) see “Supplemental Discussion of Federal Income Tax Consequences — United States Alien Holders” on pages S-67 and S-68 of the accompanying prospectus supplement no. 255.

THE UNDERLIER

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”).

As of March 22, 2010, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (10.04%), Consumer Staples (11.34%), Energy (10.94%), Financials (16.28%), Health Care (12.34%), Industrials (10.44%), Information Technology (18.85%), Materials (3.44%), Telecommunication Services (2.84%), and Utilities (3.50%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlier found in the accompanying prospectus supplement no. 255. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page A-1 of the accompanying prospectus supplement no. 255.

Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. During the period from March 22, 2000 through March 22, 2010, there were 369 8.61-year periods, the first of which began on March 22, 2000 and the last of which ended on March 22, 2010. In 211 of such 369 8.61-year periods the closing level of the underlier on the final date of such period has fallen below 74% of the closing level of the underlier on the initial date of such period. Therefore, during approximately 57.18% of such 8.61-year periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 8.61-year periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the underlier for each of the four calendar quarters in 2007, 2008 and 2009 and the first calendar quarter of 2010 (through March 22, 2010). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Underlier

	High	Low	Close
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70
Quarter ended June 30	1426.63	1278.38	1280.00
Quarter ended September 30	1305.32	1106.39	1166.36
Quarter ended December 31	1161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1071.66	879.13	1057.08
Quarter ended December 31	1127.78	1025.21	1115.10
2010
Quarter ending March 31 (through March 22, 2010)	1166.21	1056.74	1165.81

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Page
Summary Information	PS-2
Conflicts of Interest	PS-4
Hypothetical Examples	PS-5
Additional Risk Factors Specific to Your Notes	PS-8
The Underlier	PS-10

Prospectus Supplement No. 255 dated December 11, 2009

Summary Information	S-3
Hypothetical Returns on the Non-Principal Protected Underlier-Linked Notes	S-13
Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes	S-33
General Terms of the Non-Principal Protected Underlier-Linked Notes	S-45
Use of Proceeds and Hedging	S-61
Supplemental Discussion of Federal Income Tax Consequences	S-63
Employee Retirement Income Security Act	S-69
Supplemental Plan of Distribution	S-70
The Underliers	A-1
S&P 500® Index	A-1
MSCI Indices	A-5
Hang Seng China Enterprises Index	A-9
Russell 2000® Index	A-12
FTSE® 100 Index	A-17
Dow Jones Euro STOXX 50® Index	A-20
TOPIX® Index	A-24

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$9,000,000

The Goldman Sachs Group, Inc.

Buffered Index-Linked Notes due 2018

(Linked to the S&P 500® Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.